UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

3PAR INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3PAR INC.

4209 Technology Drive

Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 9, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders (the “Annual Meeting”) of 3PAR Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, September 9, 2010 at 10:00 a.m. local time at 4209 Technology Drive, Fremont, California, 94538 for the following purposes:

1.	To elect three Class III directors to hold office until the 2013 annual meeting of stockholders.

2.	To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending March 31, 2011.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is July 14, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ David C. Scott
President and Chief Executive Officer Fremont, California July 29, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The board of directors recommends that you vote FOR the proposals identified above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on September 9, 2010

Pursuant to new rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. The notice of the Annual Meeting and proxy materials are available at www.edocumentview.com/PAR. In accordance with the new SEC rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

The accompanying proxy card identifies the date, time and location of the Annual Meeting; the proposals to be voted upon at the Annual Meeting and the board of directors’ recommendation with regard to such proposals; and a toll-free telephone number and a Web site where stockholders can vote.

3PAR INC.

4209 Technology Drive

Fremont, California 94538

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	Our board of directors is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 9, 2010 at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. The accompanying proxy card identifies the Web site where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted upon at the Annual Meeting and the board of directors’ recommendation with regard to such proposals; and a toll-free telephone number and a Web site where stockholders can vote.

Q:	When did 3PAR send the proxy solicitation materials?

A:	The proxy solicitation materials were first sent on or about August 2, 2010 to all stockholders entitled to vote at the Annual Meeting.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at our principal executive offices at 4209 Technology Drive, Fremont, California, 94538.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of July 14, 2010. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 10:00 a.m., Pacific Time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with our transfer agent, Computershare Limited (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” These proxy materials are being forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting and how many votes do they have?

A:	Holders of record of our common stock (the “Common Stock”), on July 14, 2010 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the Record Date, there were 62,579,227 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of our Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting, or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker “non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of the Class III directors and the approval of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. Broker non-votes will not have any effect on the outcome of voting with respect to the election of the Class III directors or the approval of our independent registered public accounting firm. See “What is the voting requirement to approve each of the proposals and how does the board of directors recommend that I vote?” below for more information regarding the vote requirement for each of the proposals.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

Beneficial owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee; please refer to the voting instructions provided to you by your broker, trustee or nominee.

Mail—If you choose to vote by mail, indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope included with the proxy card. If the envelope is missing, please mail your completed proxy card to 3PAR Inc. c/o Computer Share Trust Company, N.A., 250 Royall Street, Canton, Massachusetts, 02121.

Internet—If you choose to vote by Internet, please follow the Internet voting instructions provided on the proxy card.

Telephone—If you choose to vote by telephone, please follow the telephone voting instructions provided on the proxy card.

Q:	How will my shares be voted if I submit a proxy by mail and do not make specific choices?

A:	If you submit a proxy by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” Proposal One and “FOR” Proposal Two.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the proxyholders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of record—If you are a stockholder of record, you may change your vote by (1) filing with our General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or another duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our General Counsel or should be sent so as to be delivered to our principal executive offices located at 4209 Technology Drive, Fremont, California, 94538, Attention: General Counsel.

Beneficial owners—If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee, or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

1.	The election of three Class III directors to hold office until the 2013 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011; and

3.	Any other business that may properly come before the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the board of directors recommend that I vote?

A:	Proposal One—The nominees receiving the highest number of votes will be elected to the board of directors as Class III directors. You may vote either “FOR” or “WITHHOLD” for each director nominee.

You may vote “FOR” or “WITHHOLD” on each of the three nominees for election as director. A properly executed proxy marked “WITHHOLD” with respect to the election of a Class III director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of the election of directors. The board of directors recommends that you vote your shares “FOR” each of the three nominees listed in Proposal One.

Proposal Two—The affirmative vote of a majority of the shares present, represented and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of voting on this proposal. The board of directors recommends that you vote your shares “FOR” Proposal Two.

Q:	Who is soliciting votes and will bear the cost of soliciting votes for the Annual Meeting?

A:	We are soliciting the votes and will bear all expenses of soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Some of our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Form 8-K within four business days following the Annual Meeting.

Additional Information

Q:	What should I do if I receive more than one copy of proxy materials?

A:	If you received more than one copy of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each voting instruction card that you receive to ensure that all of your shares are voted.

Q:	How may I obtain a separate copy of the proxy materials?

A:

We have adopted the process called “householding” for mailing this proxy statement, in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of this proxy statement, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of this proxy statement at the same address, additional copies will be provided to you promptly upon request. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies, or you may contact our General Counsel at 3PAR Inc., 4209 Technology Drive, Fremont, California, 94538 or (510) 413-5999. In addition, eligible stockholders receiving multiple copies of this proxy statement can request householding by contacting their bank or broker, if applicable, or our General Counsel.

Q:	Can I access 3PAR’s proxy materials and Annual Report on Form 10-K over the Internet?

A:	You can access this proxy statement and the 2010 Annual Report on Form 10-K by going to the investor section of our website at www.3PAR.com. The 2010 Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy soliciting material.

In addition, pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. The notice of the Annual Meeting and proxy materials are available at www.edocumentview.com/PAR. In accordance with the new SEC rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

Q:	Is there any information that I should know about future meetings (what is the deadline for receipt of stockholder proposals for the 2011 Annual Meeting of Stockholders)?

A:	Stockholders are entitled to present proposals for action and director nominations at the 2011 annual meeting of stockholders (“2011 Annual Meeting”) only if they comply with the applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our General Counsel at the following address: c/o 3PAR Inc., 4209 Technology Drive, Fremont, California, 94538, Attn: General Counsel, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2011 Annual Meeting that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than March 31, 2011, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2011 Annual Meeting outside the processes of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws, however, we are not required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information, and prescribe applicable deadlines relating thereto. Our bylaws currently provide that such written notice must be submitted not less than 60 days, and not more than 90 days, prior to the date the proxy statement is mailed to our stockholders in connection with the Annual Meeting. This means that such proposals or nominations would need to be received no sooner than May 4, 2011, and no later than June 3, 2011. A copy of the relevant bylaw provision is available upon written request to our General Counsel at the address provided above.

Q:	Who will count the vote?

A:	We expect a representative from Computershare will tabulate the proxy and act as inspector of election.

Q:	What is the mailing address for 3PAR’s principal executive offices?

A:	Our principal executive offices are located at 4209 Technology Drive, Fremont, California, 94538.

Any written requests for additional information, copies of the proxy materials and 2010 Annual Report on Form 10-K, notices of stockholder proposals, recommendations for candidates to the board of directors, communications to the board of directors or any other communications should be sent to this address.

CORPORATE GOVERNANCE

Our board of directors is elected by our stockholders to oversee our business and affairs. In addition, the board of directors counsels, advises and oversees management in the long-term interests of our company and our stockholders regarding a broad range of subjects including:

•	Selecting and evaluating the performance of our Chief Executive Officer (“CEO”) and other senior executives;

•	Reviewing and approving major financial, strategic and operating decisions and other significant actions;

•	Overseeing the conduct of our business and the assessment of our business risks to evaluate whether our business is being properly managed; and

•	Overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures, and compliance with law and ethical standards.

Members of the board of directors monitor and evaluate our business performance through regular communication with our CEO and other members of management, and by attending board meetings and board committee meetings.

Our board of directors values effective corporate governance and adherence to high ethical standards. As such, the board has adopted Corporate Governance Principles for our directors, and our Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors, including our senior executive and financial officers. Our Corporate Governance Principles and Code of Business Conduct and Ethics are available on our corporate website located at www.3PAR.com.

The Corporate Governance Principles and Code of Business Conduct and Ethics may be found on the website as follows:

1.	From our main web page, click on “Investors.”

2.	Then click on “Corporate Governance.”

3.	Then click on “Corporate Governance Principles,” or “Code of Business Conduct and Ethics.”

We intend to post amendments to or waivers from the Code of Business Conduct and Ethics on our website.

Board Structure and Composition

Our board of directors is committed to having a sound governance structure that promotes the best interests of our stockholders. To that end, our board has evaluated and actively continues to examine emerging corporate governance trends and best practices.

Currently, our board of directors consists of ten members divided into three classes, Class I, Class II and Class III, as nearly equal in size as practicable. Each class has a three-year term. Vacancies may be filled only by affirmative vote of a majority of the remaining directors then in office. A director elected by the board of directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. A decrease in the number of directors constituting the board of directors does not shorten the term of any incumbent director.

We believe our board structure serves the interests of our stockholders by balancing board continuity and the promotion of long-term thinking with the need for director accountability.

Board Independence

Our board of directors is predominantly independent. Of our ten directors, only two are employees. Further, in June 2010, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors affirmatively determined that eight of our ten directors, namely Messrs. Clair, Fong, Jung, Paisley, Sheridan, Siegel, Smith and Wei, representing a majority of our directors, are “independent directors” as defined under the rules of the SEC and the New York Stock Exchange (the “NYSE”).

Board Leadership

In January 2007, we separated the roles of CEO and Chairman of the Board in recognition of the differences between the two roles, as our board of directors established the role of Non-Executive Chairman. Our CEO is responsible for setting our strategic priorities, in collaboration with the board of directors, and focuses on the development and execution of our strategies. He is also responsible for our ongoing leadership and performance. Our Non-Executive Chairman provides guidance to the CEO, and sets the agenda for board meetings and presides over meetings of the full board, as well as executive sessions of independent directors. He focuses on board oversight responsibilities and strategic planning. Our Non-Executive Chairman also serves as a facilitator of communications and information flow among the members of the board, CEO, CFO, and other members of senior management, and periodically actively engages with our employees at designated company functions. Our Non-Executive Chairman also serves as a member of the nominating and governance committee, but may not serve its chairman. We believe that this separation of duties allows the CEO and Non-Executive Chairman to most efficiently use their time and to most effectively fulfill their respective responsibilities, which are critical to the future success of our company. While our bylaws and corporate governance guidelines do not require that our chairman and CEO positions be separate, the board believes that having separate positions and having an independent outside director serve as the Non-Executive Chairman is the appropriate leadership structure for 3PAR at this time.

Our Non-Executive Chairman is selected by a majority of the board of directors. The term of office of the Non-Executive Chairman commences upon initial appointment, and ends upon the applicable term of his or her directorship. The Non-Executive Chairman may be replaced at any time by a vote a majority of the board of directors then serving; provided, however, that the Non-Executive Chairman may not be removed as a director of the Company except in accordance with the General Corporation Law of the State of Delaware, the Company’s bylaws, and other applicable law.

Mr. Fong, has served as the Non-Executive Chairman of the Board since January 2007.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting. These executive sessions are chaired by the Non-Executive Chairman of the Board.

Board Meetings and Attendance

The board of directors met nine times during fiscal 2010. Each member of the board of directors attended 75% or more of the meetings of the board of directors and of the committees held during the period for which he was a director or committee member.

Committees of the Board

The board of directors has three committees: an audit committee, a compensation committee and a nominating and governance committee. The following table provides membership and meeting information for fiscal 2010 for each of the committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Michael Clair		X
Kevin Fong		X *	X
Mark Jung	X		X *
Christopher Paisley	X *		X
Michael Sheridan	X
Mark Siegel		X **
Stephen Smith		X
James Wei	X ***	X **
Total meetings in fiscal 2010	8	10	5

*	Committee chairperson
**	Messrs. Wei and Siegel served on our compensation committee during fiscal 2010 until January 26, 2010, at which time they resigned and were replaced by Messrs. Clair and Smith.
***	Mr. Wei served on our audit committee during fiscal 2010 until May 1, 2009, at which time he resigned and was replaced by Mr. Jung.

Audit Committee

The audit committee of the board of directors was established in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. The audit committee held eight meetings in fiscal 2010. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for audit committee independence and financial literacy under the current rules and regulations of the SEC and the NYSE. The board of directors has also determined that Messrs. Paisley and Sheridan are each an “audit committee financial expert” as defined in SEC rules and satisfies the financial sophistication requirements of the NYSE. This designation does not impose on each of Messrs. Paisley or Sheridan any duties, obligations or liabilities that are greater than is generally imposed on him as a member of our audit committee and our board of directors. The audit committee will be responsible for, among other things:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•

assisting the board of directors in monitoring the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm;

•

providing to the board of directors information and materials to make the board of directors aware of significant financial and audit-related matters that require the attention of the board of directors; and

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and annual and quarterly reports on Form 10-K and 10-Q.

The audit committee acts under a written charter adopted and approved by our board of directors. A copy of the charter of our audit committee is available on our website located at www.3PAR.com. It may be found on the website as follows:

1.	From our main web page, click on “Investors.”

2.	Then click on “Corporate Governance.”

3.	Then click on “Committee Composition.”

4.	Then click on “Audit Committee.”

The Audit Committee Report is included in this proxy statement on page 30.

Compensation Committee

The compensation committee held ten meetings in fiscal 2010. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the current rules of the NYSE, the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The compensation committee will be responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs and making recommendations to the board of directors with respect to improvements or changes to the plans and adoption of other plans;

•

reviewing and approving with respect to our chief executive officer and other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements/provisions, signing bonuses or payments of relocation costs and any other benefits, compensation or arrangements;

•	evaluating and approving the corporate goals and objectives relevant to the compensation of our chief executive officer; and

•	administering our equity compensation plans.

The compensation committee acts under a written charter adopted and approved by our board of directors. A copy of the charter of our compensation committee is available on our website located at www.3PAR.com. It may be found on the website as follows:

1.	From our main web page, click on “Investors.”

2.	Then click on “Corporate Governance.”

3.	Then click on “Committee Composition.”

4.	Then click on “Compensation Committee.”

The Compensation Committee Report is included in this proxy statement on page 41.

Nominating and Governance Committee

The nominating and governance committee held five meetings in fiscal 2010. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the current rules of the SEC and the NYSE. The nominating and governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending to our board of directors the director nominees for each annual meeting of stockholders;

•	evaluating the performance of current members of our board of directors;

•	ensuring that our board of directors is properly constituted to meet its fiduciary obligations to us and our stockholders and that we follow appropriate governance standards;

•	developing principles of corporate governance and recommending them to our board of directors;

•	overseeing compliance by our board of directors and its committees with applicable laws and regulations, including those promulgated by the rules of the SEC and the NYSE;

•	reviewing and recommending compensation programs for outside directors;

•	recommending to our board of directors persons to be members of each board committee; and

•	overseeing the evaluation of our board of directors and management.

The nominating and governance committee acts under a written charter adopted and approved by our board of directors. A copy of the charter of our nominating and governance committee is available on our website located at www.3PAR.com. It may be found on the website as follows:

1.	From our main web page, click on “Investors.”

2.	Then click on “Corporate Governance.”

3.	Then click on “Committee Composition.”

4.	Then click on “Nominating and Governance Committee.”

Board Risk Oversight

Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full board of directors, our senior management are responsible for the day-to-day management of the material risks 3PAR faces. In its oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Annually, our board of directors holds strategic planning sessions with senior management to discuss strategies, key challenges, risks and opportunities for 3PAR. This involvement of the board of directors in setting our business strategy is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for 3PAR. Additionally, our board of directors regularly receives updates from senior management and outside advisors regarding certain risks we face, including various operating risks. Our senior management attends meetings of our board of directors and its committees on a quarterly basis, and as is otherwise needed, and are available to address any questions or concerns raised by the board on risk management and any other matters.

Each of our board committees oversees certain aspects of risk management and reports their findings to the full board of directors on a quarterly basis, and as is otherwise needed. Our audit committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, internal investigations, and enterprise risks, generally. Our nominating and governance committee oversees our corporate governance guidelines and governance-related risks, such as board independence, as well as senior management and director succession planning. Our compensation committee oversees risks related to compensation policies and practices, and is responsible for establishing and maintaining compensation policies and programs designed to create incentives consistent with the Company’s business strategy that do not encourage excessive risk-taking.

In connection with its oversight of compensation-related risks, our compensation committee has reviewed an assessment by management of the Company’s compensation programs and practices for its employees, including its executive and non-executive programs and practices. In its review, the compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, the compensation committee determined any risks that may result from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Additional review or reporting on enterprise risks is conducted as needed or as requested by the board of directors or a committee thereof. During the first fiscal quarter of 2011, 3PAR’s internal audit team initiated such a review, and engaged an independent accounting firm to assist in an enterprise risk management assessment, which will focus on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk. Upon completion, the findings of this assessment will be reported for review and consideration to 3PAR’s audit committee, which will then advise the full board of directors as appropriate.

Communications with the Board

Stockholders and interested parties who wish to contact our board of directors, Non-Executive Chairman, any other individual director, or the non-management or independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of our General Counsel. Accordingly, email correspondence of this nature should be sent to compliance@3PAR.com, and other written correspondence should be addressed to 3PAR Inc., 4209 Technology Drive, Fremont, California 94538, Attention: General Counsel.

Our General Counsel will forward all written stockholder correspondence to the appropriate director(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The General Counsel will determine, in his discretion, whether any response is necessary, and may forward certain correspondence, such as customer-related inquiries, elsewhere within our company for review and possible response. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the audit committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the nominating and governance committee. Comments or questions regarding executive compensation will be referred to the compensation committee.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

There are three directors in the class whose term of office expires at the Annual Meeting. Each of the nominees listed below is currently a director of 3PAR who was previously appointed by the board of directors. If elected at the Annual Meeting, each of these nominees would serve until the 2013 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

INFORMATION REGARDING THE NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS

The name, age and principal occupation of each Class III director nominee as of June 30, 2010, are set forth in the table below. Each of the nominees has been engaged in his principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Mark A. Jung	49	Director
David C. Scott	48	President, Chief Executive Officer and Director
Michael J. Sheridan	46	Director

Mark A. Jung has served as a member of our board of directors since January 2007. From October 2007 to November 2008, Mr. Jung served as chief executive officer and a board member of Vudu, Inc., a media technology company. From February 2006 to November 2006, Mr. Jung served as chief operating officer of Fox Interactive Media, Inc., an Internet media company. From January 1999 to January 2006, Mr. Jung served as chief executive officer of IGN Entertainment Inc., an Internet media and services company. Mr. Jung holds a B.S. degree in Electrical Engineering from Princeton University and an M.B.A. from Stanford University.

For the following reasons, the board of directors concluded that Mr. Jung should serve as a director of 3PAR. As the former chief executive officer of Vudu, Inc. and IGN Entertainment Inc. and the former chief operating officer of Fox Interactive Media, Mr. Jung brings to our board of directors considerable business experience. As part of his executive leadership, Mr. Jung has front-line exposure to many of the issues facing companies today, particularly on the operational, regulatory, financial and governmental fronts. Mr. Jung’s business background makes him a valuable component of a well-rounded board and a key member of our audit committee and nominating and corporate governance committee, on which he serves as chairman.

David C. Scott has served as our president and chief executive officer since January 2001. From October 1991 to January 2001, Mr. Scott held various management positions at Hewlett-Packard Company, a computing technology solutions and services company, most recently as the general manager of the XP enterprise storage business in its Network Storage Solutions organization. Mr. Scott holds a B.S. degree in Computer Science and Mathematics from Bristol University in the United Kingdom.

For the following reasons, the board of directors concluded that Mr. Scott should serve as a director of 3PAR. With over nine years of experience as our president and chief executive officer, he has deep knowledge and understanding of 3PAR and its business. Mr. Scott’s experience as chief executive officer demonstrates his leadership and business acumen. His experience with strategic and operational issues in the utility computing industry gives him insight to the issues facing this industry and brings valuable expertise to our board of directors.

Michael J. Sheridan has served as a member of our board of directors since September 2007. From August 2009, Mr. Sheridan has served as chief financial officer of Mimosa Systems, a company providing e-mail, file and SharePoint archiving solutions. From November 2008 to May 2009, Mr. Sheridan served as chief financial officer of Playlist, Inc., a social media networking company. From September 2006 to July 2007, Mr. Sheridan served as chief financial officer of Facebook Inc., an Internet social utility. From May 2004 to June 2006, Mr. Sheridan served as chief financial officer of IGN Entertainment, Inc., an Internet media company. From May 1999 to December 2003, Mr. Sheridan served as an executive officer of SonicWALL, Inc., an Internet security appliance provider. During this period, Mr. Sheridan served SonicWALL in various capacities, including chief financial officer, chief operating officer and senior vice president, strategy. Mr. Sheridan holds a B.S. degree in Commerce from Santa Clara University.

For the following reasons, the board of directors concluded that Mr. Sheridan should serve as a director of 3PAR. Mr. Sheridan is an experienced financial leader with over 20 years of finance and accounting experience gained through his education and employment in senior management roles at a number of corporations. The compliance, financial reporting and audit expertise Mr. Sheridan gained in his senior management roles has proven valuable in addressing issues that have arisen at 3PAR during Mr. Sheridan’s tenure as a member of our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

EACH NAMED NOMINEE

Information Regarding Directors Continuing in Office until the 2011 Annual Meeting of Stockholders

Name	Age	Position
Kevin Fong	56	Non-Executive Chairman of the Board of Directors
Jeffrey A. Price	49	Chief Technical Officer, System Design, Co-Founder and Director
Mark A. Siegel	41	Director
Stephen M. Smith	54	Director

Kevin Fong has served as the non-executive chairman of our board of directors since January 2007 and has been a member of our board of directors since May 1999. Since March 2008, Mr. Fong has served as a special advisor of GSR Ventures, a venture capital investment firm. From June 1988 to March 2008, Mr. Fong was a managing director of Mayfield Fund, a venture capital investment firm. Mr. Fong holds a B.S. degree in Electrical Engineering from the University of California at Berkeley and an M.B.A. and an M.S. in Electrical Engineering, each from Stanford University.

For the following reasons, the board of directors concluded that Mr. Fong should serve as a director of 3PAR. Mr. Fong has demonstrated success in his business and leadership skills, serving as a managing director of Mayfield Fund for approximately 20 years. In his roles at Mayfield Fund and GSR Ventures, he has gained considerable technology experience. With his extensive business background, Mr. Fong also brings considerable finance and investment experience that has proven to be valuable in addressing issues that arise at 3PAR. Mr. Fong’s experience as a board member of various corporation provides Mr. Fong a deep understanding of the role of the board of directors and positions him well to serve as our non-executive chairman.

Jeffrey A. Price is one of our co-founders and has served as our chief technical officer, system design since April 2009 and as a member of our board of directors since May 2001. From May 1999 to April 2009, Mr. Price served as our vice president of engineering. From February 1989 to April 1999, Mr. Price was a member of the architecture team at Sun Microsystems, Inc., a networking computing infrastructure solutions company, most recently as the director of systems engineering.

For the following reasons, the board of directors concluded that Mr. Price should serve as a director of 3PAR. As a co-founder and our chief technical officer and formerly our vice president of engineering, Mr. Price is deeply familiar with the strategic, product development and technological issues of our company and the industry. Mr. Price’s background makes his input and experience invaluable to 3PAR.

Mark A. Siegel has served as a member of our board of directors since February 2004. Since September 1996, Mr. Siegel has served as managing director of Menlo Ventures, a venture capital investment firm. Mr. Siegel holds a B.S. degree in Physics from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

For the following reasons, the board of directors concluded that Mr. Siegel should serve as a director of 3PAR. Mr. Siegel has demonstrated success in his business and leadership skills, serving as a managing director of Menlo Ventures since 1996. During his career at Menlo Ventures, Mr. Siegel has been closely involved with investments in various infrastructure and computing companies. With his extensive business background, Mr. Siegel also brings considerable finance and investment experience. These skills and experience are extremely valuable to our board of directors.

Stephen M. Smith has served as a member of our board of directors since January 2010. From April 2007, Mr. Smith has served as chief executive officer and the president and as a member of the board of directors of Equinix, a provider of network-neutral datacenters and Internet exchange services. From January 2005 to October 2006, Mr. Smith served as senior vice president at HP Services, a business segment of Hewlett-Packard

Co. From September 2003 to January 2005, Mr. Smith served as vice president of global professional and managed services at Lucent Technologies Inc., a communications solutions provider. From October 1987 to September 2003, he held various positions at Electronic Data Systems Corporation (EDS), a business and technology solutions company, including chief sales officer, president of EDS Asia-Pacific, and president of EDS Western Region. Mr. Smith graduated from the US Military Academy at West Point and holds a BS degree in Engineering.

For the following reasons, the board of directors concluded that Mr. Smith should serve as a director of 3PAR. Mr. Smith brings with him considerable business experience as a current chief executive officer, president and director at Equinix, a publicly traded company. With his experience, Mr. Smith has a substantial amount of knowledge of the complex issues facing global companies and an understanding of what makes businesses work effectively and efficiently. Mr. Smith’s experience as a board member of Equinix gives him insight and perspective into how other boards function and enables him to be an effective board member. These skills and experience are extremely valuable to our board of directors and enable Mr. Smith to be an effective member of our compensation committee.

Information Regarding Directors Continuing in Office until the 2012 Annual Meeting of Stockholders

Name	Age	Position
Christopher B. Paisley	58	Director
James Wei	42	Director
Michael M. Clair	62	Director

Christopher B. Paisley has served as a member of our board of directors since July 2006. From January 2001 to the present, Mr. Paisley has served as the dean’s executive professor of accounting and finance at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves as the chairman of the board of directors of Volterra Semiconductor Corporation, a provider of power management semiconductors, and as a board member of Equinix, Inc., a provider of network colocation, interconnection and managed services, and Fortinet, Inc., a leading provider of network security appliances. Mr. Paisley holds a B.A. degree in Business Economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles.

For the following reasons, the board of directors concluded that Mr. Paisley should serve as a director of 3PAR. Mr. Paisley is an experienced financial leader with over 35 years of finance and accounting experience gained through his education, background as a dean’s executive professor of accounting and finance and membership of boards of directors of multiple publicly traded companies. The compliance, financial report and audit expertise Mr. Paisley gained in his role as a professor and board member have proven valuable in addressing issues that have arisen at 3PAR during Mr. Paisley’s tenure as the audit committee chairman. In addition, Mr. Paisley serves on the board of directors and audit committees of various publicly traded companies, which gives him insight and perspective into current best practices with respect to finance organizations and the audit committee function.

James Wei has served as a member of our board of directors since May 1999. Since September 1996, Mr. Wei has served as general partner and co-founder of Worldview Technology Partners, a venture capital investment firm. Mr. Wei holds a B.S. degree in Systems Design Engineering from the University of Waterloo in Ontario, Canada.

For the following reasons, the board of directors concluded that Mr. Wei should serve as a director of 3PAR. Mr. Wei has demonstrated success in his business and leadership skills, serving as a general partner and co-founder of Worldview Technology Partners since 1996. His investment and business experience gained through his work background and education makes Mr. Wei a valuable member of our board of directors.

Michael M. Clair has served as a member of our board of directors since October 2009. From August 2007 Mr. Clair has served on the board of directors of Phoenix Technologies, Inc., a provider of core PC software and PC virtualization solutions, and has served as the chairman of its board since January 2008. Mr. Clair also chairs both the nominating and corporate governance committee and the compensation committee of Phoenix Technologies. From 1996 until 2006, Mr. Clair served as chairman of the board of Intellisync Corporation, a developer and marketer of wireless software for the worldwide mobile communications industry. Prior to this time, Mr. Clair held various senior and executive management positions at Tymshare Inc., ROLM Corporation and SynOptics Communications, Inc., which he co-founded. Mr. Clair holds a B.S. in business and finance and an MBA in operations research from the State University of New York at Buffalo.

For the following reasons, the board of directors concluded that Mr. Clair should serve as a director of 3PAR. Mr. Clair’s experience as a board member of Phoenix Technologies, Inc. and Intellisync Corporation gives him insight and perspective into how other boards function and enables him to be an effective board member. Mr. Clair’s demonstrated executive level management skills make him an important advisor to our board of directors. Mr. Clair’s business background makes him a valuable component of a well-rounded board and a key member of our compensation committee.

Director Compensation

At the beginning of fiscal 2010, each non-employee member of our board of directors was entitled to receive an annual retainer of $15,000. In addition, the chair of the audit committee was entitled to receive an additional annual retainer of $15,000 and the chair of each of our compensation committee and our nominating and governance committee was entitled to receive an additional annual retainer of $5,000. Each non-employee director serving on our audit committee, other than the chair, was also entitled to receive an annual retainer of $5,000.

In June 2009, our nominating and governance committee recommended and our board of directors approved certain changes to our non-employee directors’ compensation. Starting in the second quarter of fiscal 2010, each non-employee member of our board of directors is entitled to receive an annual retainer of $30,000, plus $1,500 per meeting for each board meeting attended in excess of 12 meetings each fiscal year. In addition, the chair of the audit committee is entitled to receive an additional annual retainer of $15,000 and the chair of each of our compensation committee and our nominating and governance committee is entitled to receive an additional annual retainer of $5,000. Each non-employee director serving on our audit committee, other than the chair, is also entitled to receive an annual retainer of $10,000. In addition, each non-employee director serving on our audit committee is entitled to receive $1,500 per meeting for each audit committee meeting attended in excess of 24 meetings each fiscal year, and each non-employee director serving on our compensation committee or nominating and governance committee is entitled to receive $1,500 per meeting for each compensation committee or nominating and governance committee, as applicable, meeting attended in excess of 12 meetings each fiscal year.

Non-employee directors are also entitled to receive an initial stock option award to purchase 35,000 shares of our Common Stock upon such director becoming a member of our board of directors. Each initial option will be exercisable for the shares in 48 equal monthly installments. Each year thereafter, each non-employee director will receive an annual stock option award to purchase 11,250 shares of our Common Stock on the date of our annual stockholders meeting, which option awards will be exercisable in 12 equal monthly installments. All such options will be granted at the fair market value on the date of the award.

In addition, each chair of our audit committee, our compensation committee and our nominating and governance committee is entitled to receive an initial stock option award to purchase 16,000 shares of our Common Stock upon such director becoming a chair of one of our committees, and an annual stock option award to purchase 4,000 shares of our Common Stock on the date of our annual stockholders meeting. Each such initial stock option award and each annual stock option award will be exercisable in 12 equal monthly installments. All such options will be granted at the fair market value of our Common Stock on the date of the award.

Also starting in fiscal 2010, our Non-Executive Chairman is entitled to receive an annual retainer of $10,000, and an initial stock option award to purchase 10,000 shares of our Common Stock upon being appointed to such position. Such initial stock option award will be exercisable in 48 equal monthly installments.

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for fiscal 2010. The table excludes Messrs. Scott and Price, who are Named Executive Officers (as identified below on page 31) and did not receive any compensation from us in their roles as directors in fiscal 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2) (3)	Total
Michael Clair	12,740	147,000	159,740
Kevin Fong	32,500	111,888	144,388
Mark Jung	34,550	69,388	103,938
Christopher Paisley	37,500	69,388	106,888
Michael Sheridan	30,000	51,188	81,188
Mark Siegel	22,500	51,188	73,688
Stephen Smith	5,342	155,750	161,092
James Wei	22,900	51,188	74,088

(1)	Amounts reflect the aggregate grant date fair value of option awarded during the fiscal year computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to note 9 to the consolidated financial statements contained in our 2010 Annual Report on Form 10-K filed on June 14, 2010. These amounts do not correspond to actual value that may be realized.
(2)	In fiscal 2010, our non-employee directors received the following options to purchase shares of our Common Stock:

Name	Grant Date	Number of Shares	Exercise Price per Share ($)	Grant Date Fair Value ($)
Michael Clair	11/3/2009	35,000	9.06	147,000
Kevin Fong	8/6/2009	10,000	9.41	42,500
	9/17/2009	15,250	10.14	69,388
Mark Jung	9/17/2009	15,250	10.14	69,388
Christopher Paisley	9/17/2009	15,250	10.14	69,388
Michael Sheridan	9/17/2009	11,250	10.14	51,188
Mark Siegel	9/17/2009	11,250	10.14	51,188
Stephen Smith	2/2/2010	35,000	9.50	155,750
James Wei	9/17/2009	11,250	10.14	51,188

(3)	As of March 31, 2010, the aggregate number of shares underlying options outstanding for each of our non-employee directors was as follows:

Name	Aggregate Number of Shares
Michael Clair	35,000
Kevin Fong	91,500
Mark Jung	81,500
Christopher Paisley	94,250
Michael Sheridan	57,500
Mark Siegel	57,500
Stephen Smith	35,000
James Wei	57,500

POLICY FOR DIRECTOR RECOMMENDATIONS AND NOMINATIONS

The nominating and governance committee considers candidates for board membership suggested by our board members, management and stockholders. The nominating and governance committee may also retain third-party executive search firms to identify independent director candidates from time to time. It is the policy of the nominating and governance committee to consider recommendations for candidates to the board of directors from stockholders holding at least 100,000 shares of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by the board of directors, individual board members or management.

Stockholders desiring to recommend a candidate for election to the board of directors should send their recommendation in writing to the attention of the General Counsel at our offices located at 4209 Technology Drive, Fremont, California, 94538. This written recommendation must include the information and materials required by our bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and 3PAR and evidence of the required ownership of our Common Stock by the recommending stockholder. A copy of the relevant bylaw provision is available upon written request to our Vice President of Legal and General Counsel at the address provided above.

In accordance with the advance notice provisions in our bylaws, director nominations to be considered at any annual meeting of stockholders must be received not less than 60 days, and not more than 90 days, prior to one-year anniversary of the date on which we first mailed proxy materials, or a notice of availability of proxy materials (whichever is earlier), to stockholders in connection with the preceding year’s annual meeting. This means that for purposes of our 2011 Annual Meeting, such nominations must have been received no sooner than May 4, 2011, and no later than June 3, 2011.

Where the nominating and governance committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating and governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management. While 3PAR does not have a formal diversity policy for board membership, the board of directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of our board of directors’ deliberations and decisions. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the corporate governance and nominating committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors;

•

such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

•	such other factors as the committee may consider appropriate.

The nominating and governance committee has also specified the following minimum qualifications to be satisfied by any nominee for a position on the board of directors:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing members of the board of directors;

•	the ability to assist and support management and make significant contributions to our success; and

•

an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

After completing the evaluation and review, the nominating and governance committee makes a recommendation to the full board as to the persons who should be nominated to the board of directors, and the board of directors determines and approves the nominees after considering the recommendation and report of the nominating and governance committee.

Attendance by Board Members at Annual Meeting of Stockholders

Our policy with respect to director attendance at the Annual Meeting is to encourage, but not require director attendance at the Annual Meeting. Three of our directors (including our Non-Executive Chairman) attended the 2009 annual meeting of stockholders.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending March 31, 2011, and recommends that the stockholders vote for ratification of such appointment. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she chooses to do so. The representative is also expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services, audit-related services, tax services and all other services rendered to us by PricewaterhouseCoopers LLP for the fiscal years ended March 31, 2009 and 2010. All of the services described in the following table were approved in conformity with the audit committee’s pre-approval process.

	Fiscal 2009	Fiscal 2010
Audit Fees (1)	1,437,500	1,259,000
Audit-Related Fees (2)	—	65,000
Tax Fees (3)	76,320	104,092
All Other Fees (4)	2,400	2,400

Total	1,516,220	1,430,492

(1)	Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.
(2)	Consists of fees billed for accounting consulting and assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Consists of fees billed for tax compliance, consultation and planning services.
(4)	Consists of fees billed for products provided by PricewaterhouseCoopers LLP.

In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011, the audit committee has considered whether services other than audit and audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP. The audit committee has determined that the provision of non-audit services by PricewaterhouseCoopers, LLP is compatible with maintaining the firm’s independence as our independent registered public accounting firm.

Pre-Approval of Audit and Non-Audit Services

The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The principal objectives of our compensation policies and benefits programs for executive officers are to attract and retain senior executive management, to motivate their performance toward clearly defined corporate goals, and to align their long-term interests with those of our stockholders. Our compensation committee believes that maintaining and improving the quality and skills of our management, and appropriately motivating and rewarding their performance, are critical factors that will affect the long-term value to be realized by our stockholders.

At the beginning of each fiscal year, our compensation committee establishes corporate goals and objectives for our senior management to address within the fiscal year. Through our annual goal-setting process, individual objectives are aligned with our corporate objectives. We also evaluate and reward our executive officers based on their willingness to take a leadership position in improving the operation of our business, and their ability to identify and exploit opportunities to grow our business.

Until our initial public offering in November 2007 (“IPO”), our compensation programs for our executive officers reflected our status as an early-stage company. During this stage, in an effort to preserve cash resources, our compensation programs focused heavily on long-term equity incentives relative to cash compensation. With a relatively larger equity weighting, this approach sought to place a substantial portion of executive compensation at risk by rewarding our executive officers, in a manner comparable to our stockholders, for achieving our business and financial objectives. Beginning in fiscal 2007, as our business had grown beyond the development stage and we were increasingly focused on growing our revenues and improving our operating results and financial condition, we implemented a cash bonus plan, the Employee and Executive Incentive Compensation Plan (“Bonus Plan”), to reward achievement of annual financial objectives. Since our IPO, however, we redesigned our compensation practices and implemented compensation programs that combine both long-term equity elements and shorter-term cash elements. Our compensation philosophy is based on a “pay for performance” approach to compensation, and to provide competitive total compensation based on the achievement of financial and non-financial objectives.

Other than the Bonus Plan, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between cash and equity compensation or among different forms of non-cash compensation. The compensation committee’s philosophy is that a substantial portion of an executive officer’s compensation should be performance-based, whether in the form of equity or cash compensation. In that regard, we expect to continue to use options or other equity incentive awards as a significant component of compensation because we believe that they best align individual compensation with the creation of stockholder value, and we expect any payments under cash incentive plans to be tied to annual financial performance targets.

Role of Our Compensation Committee

Our compensation committee is currently comprised of three non-employee members of our board of directors, Messrs. Fong, Clair and Smith. Messrs. Wei and Siegel also served on our compensation committee during fiscal 2010 until January 26, 2010, at which time they resigned and were replaced by Messrs. Clair and Smith. Each member serving, or who served during the fiscal 2010, on our compensation committee, is, or was during the time of his service in fiscal 2010, an independent director under the rules of the NYSE, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Our chief executive officer supports the compensation committee’s work by providing information relating to our financial plans, performance assessments of our officers and other personnel-related data. In particular, our chief executive officer, as the person to whom our other officers directly report, is responsible for evaluating individual officers’ contributions to corporate objectives, as well as their performance relative to individual objectives. At the beginning of each fiscal year, our chief executive officer makes recommendations to the compensation committee with respect to merit salary increases, cash bonuses and stock option grants or other equity incentives. Our compensation committee meets regularly to evaluate, discuss, modify or approve these recommendations. Without the participation of the chief executive officer, as part of the annual review process our compensation committee conducts a similar evaluation of the chief executive officer’s contribution and individual performance and makes determinations after the beginning of each fiscal year with respect to merit salary increases, bonus payments, stock option grants, or other forms of compensation for our chief executive officer.

Our compensation committee has the authority under its charter to engage the services of outside advisors, experts and others for assistance. The compensation committee retained Compensia, Inc. (“Compensia”), an independent executive compensation consulting firm, to assist it in structuring our executive compensation policies for each of fiscal years 2008, 2009 and 2010. For fiscal 2010, Compensia completed a competitive assessment of the compensation for our executive officers based on its review of the executive compensation practices of a peer group of public companies, as compiled by Compensia, with annual revenues between $50 million and $500 million, and made recommendations to the compensation committee regarding our overall compensation strategy for our executive officers.

In addition, in April 2010, the compensation committee again engaged Compensia to perform a similar competitive assessment of the compensation of our executive officers based on an updated list of peer group public companies. The results of that assessment are described in the section below titled “Competitive Market Review for fiscal 2011.”

Competitive Market Review for Fiscal 2010

The market for experienced management is highly competitive in the technology industry. We seek to attract and retain the most highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting and retaining management from companies ranging from large and established technology companies to entrepreneurial early-stage companies. We expect competition for appropriate technical, commercial and management skills to remain strong for the foreseeable future.

In May 2009, Compensia completed a competitive assessment of the compensation of our executive officers. This assessment included the identification of an updated public company peer comparison group for purposes of evaluating our compensation policies against current market trends, an assessment of our executive officers’ current compensation as compared to executive officers’ compensation at such peer group companies and other companies identified in the January 2009 Radford High Technology Executive Compensation Survey, a profile of our executive officers’ equity holdings and potential retention risks, and recommendations for annual equity award levels and equity allocations. The companies included in the identified public company peer compensation group were as follows:

• Acme Packet	• Ecehelon
• Adaptec	• Informatica
• Aruba Networks	• Isilon Systems
• CommVault Systems	• Maxwell Technologies
• Compellent Technologies	• Netezza
• Data Domain	• Netscout Systems
• Datalink	• Opnet Technologies
• Dot Hill Systems	• Sonicwall
• Double-Take Software	• STEC

Compensia gathered and evaluated our executive compensation levels relative to comparable data from public filings of the peer companies listed above. In addition, Compensia compared our compensation practices to compensation data from the January 2009 Radford High Technology Executive Compensation Survey by Aon Consulting. The Compensia and Radford surveys each provide summary compensation data for companies with annual revenues between $50 million and $500 million. The public company peer group and the January 2009 Radford High Technology Executive Compensation Survey were updated to include companies with higher revenues than were included in the public company peer group and compensation survey data used for the fiscal 2009 annual compensation review. It was determined that these companies constituted the most appropriate peer group for comparison purposes considering our revenues and performance trends in fiscal 2009 as compared to fiscal 2008.

Compensia’s review for fiscal 2010 concluded that the overall average of our executive officers’ base salaries and total targeted cash compensation fell between the 25th and 50th percentile of market trends for similar positions. Compensia’s review also concluded that the annual equity-based incentives granted our executive officers, including restricted stock units, fell between the 50th and 75th percentile of market trends for similar positions. Compensia noted, however, that due to the effect of the global economic conditions on the overall stock market existing at that time, including the volatility and decline in the price of our Common Stock, the retention values of these incentives had been negatively impacted.

As a result of these findings, and as further discussed below, the compensation committee considered and approved a mix of stock option grants and restricted stock unit grants to executive officers to provide a further retention incentive.

Principal Components of Executive Compensation

Our executive compensation program consists of five components:

•	base salary;

•	annual cash bonuses;

•	equity-based incentives;

•	benefits; and

•	severance/termination protection.

Currently, all of our cash compensation plans provide short-term incentives that are paid out within one year. We do not have any deferred compensation cash plans. Our equity-based incentives are long-term incentives that are based on the parameters described below under “Equity Based Incentives.” We believe that a program containing each of these components, combining both short and long-term incentives, is necessary to achieve our compensation objectives and that collectively these components have been effective in properly motivating and rewarding our executive officers and helping us achieve our business objectives and corporate goals.

Annual Review Process

Our compensation committee reviews data and makes executive compensation decisions on an annual basis, typically during the first quarter of the new fiscal year. In connection with that process, executive officers are responsible for establishing and submitting for review to the chief executive officer (and in the case of the chief executive officer, directly to the compensation committee) their departmental goals and financial objectives for the then current fiscal year. The chief executive officer then compiles the information submitted and provides it, along with information relating to his own personal goals and objectives, to the compensation committee for review. The compensation committee reviews, considers, and may amend the terms and conditions proposed by management. Our chief executive officer participates in the review and consideration of compensation for all executive officers, other than himself.

As part of the annual review process, the compensation committee makes determinations of changes in annual base compensation based on numerous factors, including our operating budgets, a review of survey data relating to base compensation for the position at comparable companies, and individual performance over the prior fiscal year. In May 2009, in connection with the fiscal 2010 annual review process, our compensation committee established the performance objectives for fiscal 2010 under our Bonus Plan. During the annual review process, the compensation committee also considered each executive’s equity incentive position, including the extent to which he or she was vested or unvested, the executive’s aggregate equity incentive position relative to benchmarks established in the 2009 compensation survey data and the retention value of the executive’s aggregate equity incentive position based on the average price of our Common Stock over a certain period and the Black-Scholes value of such equity incentives. In addition, the compensation committee also considered individual officers’ equity positions relative to each other and the equity incentive we would expect to offer a newly hired officer in the same position based on current market terms. Historically, our practice has been to provide refresher equity incentive grants, typically in the form of stock options, as an individual officer becomes substantially vested in his or her current equity position. An officer will generally be deemed “substantially vested” as he or she approaches his fourth year of service following the vesting commencement date of the applicable equity award. Our equity incentives have historically vested over four years. Since fiscal 2008, however, our practice has been to provide annual refresh equity incentive grants, including restricted stock units, with more emphasis on the intrinsic value of an executive officer’s current equity position.

From time to time, the compensation committee may make off-cycle adjustments in executive compensation as it determines appropriate.

Weighting of Compensation Components

The determination of the board of directors or compensation committee as to the appropriate use and weight of each component of executive compensation is subjective, based on their view of relative importance of each component in meeting our overall objectives and factors relevant to the individual executive. Our compensation committee has not established any specific weightings for the various elements of executive compensation. In connection with its review of survey compensation data provided by Compensia for each executive officer, the compensation committee compares our levels of compensation for each element—base salary, cash incentives, and equity incentives—to peer group levels, and it also compares aggregate total compensation.

Base Salary

Base salary for our chief executive officer and our other executive officers reflects the scope of their respective responsibilities and seniority as well as competitive market factors. Salary adjustments are determined by the compensation committee and are typically based on a comparison of our executive officers’ base salaries to those of executive officers in similar positions at our peer public companies, competitive conditions, our overall financial results, our budget requirements, and individual performance.

Our compensation committee believes that competition for experienced executive management in the technology industry has been and will for the foreseeable future continue to be intense. We believe that historic base salaries for our executive officers have been generally competitive as compared with the ranges identified in the compensation survey data that the compensation committee reviews in connection with its annual assessment of our executive officers’ compensation.

In connection with its annual review of our executive officers’ compensation for fiscal 2010, the compensation committee considered each executive officer’s current base salary. In light of macro economic conditions that existed at the time, the committee determined that it was appropriate to focus on cash and expense management initiatives and as a result concluded that no salary increases would be approved for executive officers at that time.

Employee and Executive Incentive Plan

Annual cash incentive bonuses for our employees, including our executive officers, are designed principally to reward performance that furthers key corporate goals and to date have focused exclusively on the achievement of annual financial goals. As discussed below, in fiscal 2010, our executive officers were eligible to receive a cash bonus if we achieved specific target levels relating to total revenues and operating income/loss. We believe that the performance objectives used to provide annual cash incentives will change from year-to-year as our business evolves and our priorities change. In order to create appropriate performance incentives, the compensation committee generally sets performance goals that moderately exceed the operating plan approved by our board of directors, but the committee maintains discretion to increase or decrease variable compensation if it determines appropriate.

In May 2009, our compensation committee established the performance goals for fiscal 2010 under our Employee and Executive Incentive Plan. The fiscal 2010 performance goals related to revenue and non-GAAP operating income. The non-GAAP operating income goal excluded the impact of stock-based compensation expense and is calculated after giving effect to the accrual for the bonus payouts under the Bonus Plan. Similar to the fiscal 2009 performance goals, the compensation committee set these targets at levels moderately in excess of the operating plan for fiscal 2010 approved by our board of directors as an incentive for superior performance. The compensation committee believed the targets identified were attainable but acknowledged they would require substantial management attention and growth in our revenues during fiscal 2010.

Under our Bonus Plan for fiscal 2010, eligible employees, generally consisting of non-commissioned employees, were eligible to receive a target cash bonus equal to a percentage of their applicable base salary, as follows: non-director employees, 5%; director employees, 7.5%; executive officers other than the chief executive officer, 30%; and our chief executive officer, 85%. The compensation committee determined these bonus target rates for fiscal 2010 considering the adverse macroeconomic conditions existing at the time and the impact of bonus payments on our operating results. These bonus target rates reflect reductions in our bonus targets as compared to prior fiscal years in light of the macroeconomic conditions that existed at the time our fiscal 2010 bonus target rates were set. As the fiscal 2010 performance goals set by our compensation committee were not achieved, however, none of our eligible executive officers were entitled to receive a cash bonus under our Bonus Plan for fiscal 2010.

The compensation committee maintains discretion to provide for cash incentive awards under the Bonus Plan in excess of the target base salary percentages if we exceed the established financial performance targets. We do not currently have any policy regarding the adjustment or recovery of awards or payments if the relevant performance measures are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Awards will be reduced if we do not achieve the targets under the Bonus Plan. The compensation committee may also approve payments of bonuses outside the Bonus Plan, regardless of whether performance targets have been achieved.

The objectives that we established for management under the cash incentive plans for fiscal 2010 were the same as those applicable for non-executive employees. We believe rewarding our executive management and non-executive employees based on achievement of the same financial and corporate objectives contributes to a culture of collaborative, team-oriented management.

Randall J Weigel, our vice president of worldwide sales, did not participate in our Bonus Plan for fiscal 2010. Mr. Weigel received sales commissions in a manner similar to the commission-based compensation program for our sales group, which he headed. We paid Mr. Weigel commissions of approximately $181,837 during fiscal 2010 based on fiscal 2010 and 2009 transactions. In fiscal 2010, Mr. Weigel became entitled to approximately $160,914 in commissions based on fiscal 2010 transactions, which were paid in part during fiscal 2010 and the remainder during fiscal 2011. The timing of our commission payments to Mr. Weigel tend to lag the time when the underlying customer transactions are entered and we paid commissions in fiscal 2011 arising from customer transactions entered in fiscal 2010.

Russell Walther, our vice president of customer services, did not participate in our Bonus Plan for fiscal 2010 due to the fact that he commenced employment with us in the second fiscal quarter of 2010 and would have had limited eligibility thereunder. Instead, Mr. Walther was entitled to receive a cash bonus up to an amount equal to 30% of his base salary based on certain management business objectives. Under this arrangement and based on his performance during fiscal 2010, Mr. Walther received a cash bonus of $84,376. In addition, during fiscal 2010, we paid Mr. Walther a sign-on bonus equal to $30,000, in consideration of his accepting employment with us.

Equity Based Incentives

We grant equity-based incentives to employees, including our executive officers, in order to create a corporate culture that aligns employee interests with stockholder interests. We have not adopted any specific stock ownership guidelines, and other than the issuance of shares to our founders when we were established, our equity incentive plans have provided the principal method for our executive officers to acquire an equity position in our company, whether in the form of restricted shares or stock options.

Prior to our IPO, we granted stock options to our executive officers under either the 1999 Stock Option Plan or the 2000 Management Stock Option Plan. In connection with the IPO, our board of directors adopted the 2007 Plan, which was implemented following the IPO. The 2007 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards. Although our compensation committee has approved categories of business criteria that can be used in setting performance goals for performance-based awards under our 2007 Plan, we have not yet granted any performance-based awards under our 2007 Plan, nor have we approved a policy with respect to the use of performance-based awards in the compensation of our executive officers.

Historically, our equity incentive plans were administered by our board of directors. Since the IPO, however, all equity incentive plans may be administered by our compensation committee under delegated authority established in the compensation committee charter. In addition, the compensation committee has delegated authority to grant certain stock options within strict guidelines pre-approved by the compensation committee to newly-hired employees, other than executive officers, to our new employee option administrator. Our new employee option administrator is an executive committee appointed by the compensation committee, and currently consists of our chief financial officer, general counsel, and vice president of human resources.

The size and terms of any initial equity incentive grants to new employees, including executive officers, are based largely on competitive conditions applicable to the specific position. In making its determination of the size of equity incentive grants for our current executive officers, the compensation committee relies in part on compensation survey data that includes information on equity incentives for specific positions at similarly situated companies.

In addition, our practice historically has been to make additional annual equity incentive grants to employees, including executive officers, when the individual has become substantially vested and the board of directors or compensation committee believed additional unvested equity incentives are appropriate as a retention incentive. Since fiscal 2008, however, with respect to executive officers, our practice has been to provide annual refresh equity incentive grants, including restricted stock units, with more emphasis on the intrinsic value of an executive officer’s current equity position. We expect to continue this practice in the future in connection with the compensation committee’s annual performance review at the beginning of each fiscal year. In making its determination concerning additional equity incentive grants, the compensation committee will also consider, among other factors, an executive officers’ individual performance and current equity position in light of the then-current competitive environment. Moreover, when evaluating equity incentive compensation, the committee considers Compensia survey data, which provides valuation data using the Black-Scholes Option Pricing Model and similar valuation metrics to permit a comparison of the value of our equity incentive awards to our peer group.

To date, our equity incentives have been granted principally with time-based vesting. Most new hire equity incentive grants, including grants to executive officers, vest over a four-year period with 25% vesting on each annual anniversary of the employee’s date of hire. Additional equity incentive grants made to continuing employees typically vest over a four-year period with 25% vesting on each annual anniversary of the date of grant. Although our practice in recent years has been to provide equity incentives principally in the form of stock option grants that vest over time, our compensation committee has approved significant grants of restricted stock units to our executive officers with extended vesting terms as a long-term retention tool as such grants generally will have some intrinsic value regardless of the trading value of our Common Stock, particularly as compared to option grants which have value only if the then-current trading price of the Common Stock exceeds the option exercise price. Notwithstanding, we expect that our practice for the foreseeable future will remain to provide equity incentives principally in the form of stock options.

During fiscal 2010, our compensation committee reviewed the aggregate equity position of each of our executive officers as compared to executive officers in similar positions at companies included in our public company peer group, as well as reviewing the retention value of such equity incentives based on our stock price and the Black-Scholes value of such equity incentives. In particular, they compared outstanding equity positions for each executive officer’s respective position with ranges presented in the 2010 compensation survey data to ensure that each executive officer’s equity position fell within the range, without targeting any particular percentage within the range for the executive officers as a group. They also evaluated the extent to which prior equity incentives were then vested. As a result of these reviews, in June 2009, based on Compensia’s review and the recommendations of our chief executive officer, except with respect to his own compensation, our compensation committee approved the following grants to our Named Executive Officers:

Name	RSUs Granted(#)	Options Granted (#) (1)
David C. Scott	59,000	127,000
Adriel G. Lares	30,000	60,000
Randall J. Weigel	—	—
Russell Walther	—	—
Peter Slocum	—	—

(1)	The exercise price of the option grants is $9.36, which is the closing price of our Common Stock as reported by NYSE on June1, 2009, the first trading day that fell within an open trading window under our insider trading policy following the date that our compensation committee approved the grants.

Benefits

We provide the following benefits to our executive officers, generally on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	employee stock purchase plan;

•	employee assistance plan;

•	medical and dependant care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment; and

•	a 401(k) plan.

We believe these benefits are consistent with companies with which we compete for employees.

Severance and Termination Compensation

In connection with certain terminations of employment, our executive officers may be entitled to receive certain severance payments and benefits pursuant to their respective employment agreements, offer letters and management retention agreements. In setting the terms of and determining whether to approve these arrangements, our compensation committee recognized that executives often face challenges securing new employment following termination, in particular following a change of control of the company, and that distractions created by uncertain job security surrounding potential beneficial transactions may have a detrimental impact on their performance. As a result, the severance benefits identified below are primarily intended to provide these executive officers with post-change of control termination protection of salary and benefits while they seek new employment. We also have agreed to accelerate vesting of certain equity incentives in connection with certain terminations following a change of control, based on our view that these executive officers are not likely to be retained in comparable positions by a large acquiror, and the benefit of these equity incentives would otherwise be forfeited upon a termination of employment, including an involuntary termination by an acquiring company.

Chief Executive Officer

Under the terms of an employment agreement we entered with our chief executive officer, David C. Scott, in July 2007, if within 18 months following a change of control, Mr. Scott is involuntarily terminated (other than for cause, death or disability) or he terminates voluntarily for good reason, we have agreed that Mr. Scott will be entitled to receive the following benefits:

•	a lump sum cash payment equal to 300% of his base salary payable within 30 days of termination;

•

until the earlier of one year from the date of termination or such time as Mr. Scott has become covered under another employer’s plans with comparable coverage, continued health, dental, vision and life insurance benefits at the same levels of coverage and with the same relative ratios of premium payments by us and Mr. Scott as existed prior to the termination; and

•	immediate vesting of all then unvested stock options, restricted stock or other unvested equity incentives held by Mr. Scott.

In addition, Mr. Scott will receive equivalent cash severance and insurance benefits to those described above in the event of a termination of employment resulting from his death or disability, an involuntary termination of his employment by us other than for cause outside the change of control period, or a voluntary termination by Mr. Scott for good reason outside the change of control period. In the event of such a termination, Mr. Scott will also receive one year’s accelerated vesting credit with respect to any unvested stock options, restricted stock or other equity incentives.

Payment of the benefits described above is also subject to Mr. Scott’s executing and not revoking a standard release of any claims against us and his complying with certain non-solicitation obligations in his employment agreement.

The compensation committee and board of directors approved post-termination benefits for Mr. Scott that are greater than or in addition to the benefits provided to our other executives after consulting with Compensia to determine similar benefits provided to other chief executive officers at similarly situated companies and considering factors such as the high likelihood that a chief executive officer will be terminated in connection with a change of control transaction as compared to the other executive officers.

Other Executive Officers

We have also entered management retention agreements with our other executive officers. Under the terms of these agreements, if within 12 months following a change of control, the executive is involuntarily terminated (other than for cause, death, or disability) or the executive voluntarily terminates for good reason, our executive officers will be entitled to receive the following benefits:

•

a lump sum cash payment equal to 50% of the executive’s annual base salary as in effect immediately prior to the date of termination (except in the case of our vice president and general counsel, who is entitled to a lump sum cash payment equal to his or her annual base salary);

•

until the earlier of one year from the date of termination or such time as the executive has become covered under another employer’s plans with comparable coverage, continued health, dental, vision, long term disability and life insurance benefits at the same levels of coverage and with the same relative ratios of premium payments by us and the executive as existed prior to the termination; and

•

immediate vesting of 50% of the then-unvested portion of any stock options, restricted stock or other unvested equity incentives held by the executive (except in the case of our vice president and general counsel, who is entitled to immediate vesting of 100% of the then-unvested securities held by him).

Payment of the benefits described above under these management retention agreements is also subject to the executive’s executing and not revoking a mutual release of claims with us.

Recent Compensation Determinations

Competitive Market Review for Fiscal 2011

In April 2010, Compensia completed a competitive assessment of the compensation of our executive officers. This assessment included the identification of an updated public company peer comparison group for purposes of evaluating our compensation policies against current market trends, an assessment of our executive officers’ current compensation as compared to executive officers’ compensation at such peer group companies and other companies identified in the January 2010 Radford High Technology Executive Compensation Survey, a profile of our executive officers’ equity holdings and potential retention risks, and recommendations for annual equity award levels and equity allocations. The companies included in the identified public company peer compensation group were as follows:

• Acme Packet	• Maxwell Technologies
• Aruba Networks	• Netezza
• CommVault Systems	• NetScout Systems
• Compellent Technologies	• Novatel Wireless
• Datalink	• Opnet Technologies
• Dot Hill Systems	• Riverbed Technology
• Fortinet	• SeaChange International
• Informatica	• Sonicwall
• Isilon Systems	• STEC

Compensia gathered and evaluated our executive compensation relative to comparable data from public filings of the peer companies listed above. In addition, Compensia compared our executive compensation to comparable data from the January 2010 Radford High Technology Executive Compensation Survey by Aon Consulting. The Compensia and Radford surveys each provide summary compensation data for companies with annual revenues between $50 million and $500 million, which provided a survey weighted average of approximately $208 million in annual revenues. The public company peer group and the January 2010 Radford High Technology Executive Compensation Survey include companies with higher revenues than were included in the public company peer group and compensation survey data used for the fiscal 2010 annual compensation review. It was determined that these companies constituted the most appropriate peer group for comparison purposes considering our increased revenues and performance trends in fiscal 2010.

Compensia’s review concluded that, based on fiscal 2010 compensation and as a result of reduced target cash incentives during the period reviewed, the overall average of our executive officers’ base salaries and total targeted cash compensation fell between the 25th and 50th percentile of market trends for similar positions. Compensia’s review also concluded that, based on fiscal 2010 grants, the annual equity-based incentives for our executive officers, other than Messrs. Slocum, Walther and Weigel, including restricted stock units granted during the period reviewed, fell between the 50th and 75th percentile of market trends for similar positions. Compensia further noted the improvement in the price of our Common Stock, and our use of restricted stock units, during the period reviewed resulted in an increase in the near-term retention values of these incentives. Messrs. Slocum, Walther and Weigel were excluded from this portion of Compensia’s assessment as each of them received during the period reviewed initial equity incentive grants, in connection with their respective initial appointments as executive officers, as opposed to annual refresh incentive grants.

As a result of these findings, and as further discussed below, the compensation committee considered and approved increases in the base salaries of our executive officers by an overall average of 11 percent to align these salaries at approximately the market 50th percentile, as well as a mix of refresh stock option and restricted stock unit grants to further enhance their retention incentive.

Base Salaries for Fiscal 2011

We believe that our historic base salaries for our executive officers have been generally competitive as compared with the ranges identified in the compensation survey data that the compensation committee reviews in connection with its annual assessment of our executive officers’ compensation. Notwithstanding, as we refrained from increasing the base salaries of our executive officers in light of the macroeconomic conditions that persisted during fiscal 2010, Compensia’s fiscal 2011 review concluded that the cash compensation for most of our executive officers had fallen below the competitive range, and Compensia recommended that we increase the base salaries of our executive officers by an overall average of approximately 11 percent in order to align them with market 50th percentile rates.

In connection with its annual review of our executive officers’ compensation for fiscal 2011, the compensation committee considered each executive officer’s current base salary. After considering Compensia’s assessment and recommendations as regards fiscal 2011 executive compensation, the compensation committee determined it was appropriate to position the executives at approximately the market 50th percentile, taking into consideration each executives performance. Accordingly, the compensation committee approved increases in the base salaries of all our executive officers by an overall average of approximately 11 percent. With respect to our Named Executive Officers, specifically, the compensation committee approved increases in their base salaries as follows:

Name	Previous Annual Based Salary	New Annual Base Salary	Effective Date
David C. Scott	359,000	415,000	6/1/2010
Adriel G. Lares	220,000	260,000	6/1/2010
Randall J. Weigel	240,000	250,000	6/1/2010
Russell Walther	250,000	260,000	6/1/2010
Peter Slocum	230,000	230,000	N/A

Employee and Executive Incentive Plan

In April 2010, our compensation committee established the performance goals for our 2011 fiscal year under our Employee and Executive Incentive Plan. The fiscal 2011 performance goals relate to revenue and non-GAAP operating income for our 2011 fiscal year, and are divided between the first two quarters of fiscal 2011 and the last two quarters of fiscal 2011. The non-GAAP operating income goal excludes the impact of stock-based compensation expense and is calculated after giving effect to the accrual for the bonus payouts under the Bonus Plan. Similar to the fiscal 2010 performance goals, the compensation committee set these targets at levels moderately in excess of the operating plan for fiscal 2011 approved by our board of directors as an incentive for superior performance. The compensation committee believes the targets identified are attainable, but acknowledged they would require substantial management attention and growth in our revenues during fiscal 2011. In particular, increasing our revenue in fiscal 2011 to achieve the revenue targets under the fiscal 2011 performance goals will require our sales and customer support personnel to execute efficiently and aggressively in an uncertain economic environment. Additionally, achieving our performance goals will require our sales and human resource executives to continue to recruit, hire and train a substantial number of additional sales personnel, and to ensure that new sales personnel become productive as quickly as possible. We have experienced challenges in the past hiring and retaining appropriate sales personnel, in part because our sales personnel, in order to be effective, are required to have a substantial amount of industry and domain-specific expertise, which limits the pool of available talent from which we can recruit. Finally, achieving our non-GAAP operating income objectives under the fiscal 2011 performance goals will require, in addition to increases in our revenue, that our financial and operating executives maintain controls over our operating expenses, product manufacturing and assembly costs.

In setting the bonus target rates for fiscal 2011, our compensation committee considered the impact of the reduced bonus opportunities experienced during fiscal 2010, as well as Compensia’s findings that our fiscal 2010 bonus targets were below the competitive range as compared to peer company data. Accordingly, the compensation committee determined to increase the applicable target percentage bonus levels for fiscal 2011 based on relevant compensation survey data in light of the impact of such bonus payments on our operating results. For fiscal 2011, the compensation committee set cash bonus targets for executive officers (other than the chief executive officer) at 45%, and for our chief executive officer at 100%. Our chief executive officer has, however, voluntarily reduced his bonus rate for 2011 to 85%. Notwithstanding the aforementioned bonus target rates, we intend to initially fund our Bonus Plan for 2011 with respect to these individuals significantly below the cash bonus targets. Fiscal 2011 payouts under the Bonus Plan are structured such that 30% of the maximum bonus payout is based on the achievement of the 2011 performance goals in the first two quarters of fiscal 2011, and 70% of the maximum bonus payout is based on the achievement of the 2011 performance goals in the last two quarters of fiscal 2011.

Equity Based Incentives for Fiscal 2011

In May 2010, based on Compensia’s review and the recommendations of our chief executive officer, except with respect to his own compensation, our compensation committee approved grants of restricted stock units, together with an additional stock option grant, to each of our executive officers as indicated below. The restricted stock units and the stock option grants will each vest over a four year period with 25% vesting on each annual anniversary of the date of grant. The restricted stock unit and stock option grants approved by our compensation committee to our Named Executive Officers are as follows:

Name	RSUs Granted(#)	Options Granted (#) (1)
David C. Scott	60,000	137,000
Adriel G. Lares	25,000	40,000
Randall J. Weigel	15,000	30,000
Russell Walther	20,000	30,000
Peter Slocum	15,000	30,000

(1)	The exercise price of the option grants is $9.89, which is the closing price of our Common Stock as reported by the New York Stock Exchange on May 14, 2010, the grant date of such option grants.

On a going forward basis, our compensation committee anticipates maintaining the equity holdings of our executive officers at appropriate levels primarily through continued annual stock option grants.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our chief executive officer and our four most highly compensated officers, the compensation committee expects to consider tax deductibility under Section 162(m) of the Internal Revenue Code as a factor in compensation decisions, when and as it becomes relevant.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based upon the review and discussions noted above, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

Kevin Fong (Chairperson)

Michael Clair

Stephen Smith

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Fong, Clair and Smith. Messrs. Wei and Siegel served on our compensation committee during fiscal 2010 until January 26, 2010, at which time they resigned and were replaced by Messrs. Clair and Smith. None of them currently serves, or in the past has served, as an officer or employee of the company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

Summary Compensation Table

The following table presents information concerning the total compensation of our chief executive officer, chief financial officer and our three other most highly compensated officers during the last fiscal year, or the Named Executive Officers, for services rendered to us in all capacities for the fiscal year ended March 31, 2010.

Name and Principal Position	Year	Salary		Bonus (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (7)	Total ($)
David C. Scott	2010	358,750		6,761	552,240	541,649	—	(3)	732	1,460,132
Chief Executive Officer	2009	358,750		—	225,000	563,969	358,212	(4)	732	1,506,663
	2008	350,000		—	—	763,740	322,000	(5)	798	1,436,538

Adriel G. Lares	2010	220,000		4,146	280,800	255,897	—	(3)	449	761,292
Chief Financial Officer	2009	219,385		—	150,000	233,366	87,754	(4)	449	690,954
	2008	209,231		—	—	370,638	67,620	(5)	502	647,489

Randall J. Weigel (8)	2010	368,594	(6)	—	84,700	632,305	—	(3)	439	1,086,038
Vice Present of Worldwide Sales

Russell Walther (9)	2010	98,077		119,087	188,200	850,990	—	(3)	383	1,256,737
Vice President of Customer Services

Peter Slocum (10)	2010	207,000		4,335	188,200	766,430	—	(3)	469	1,166,434
Vice President of Engineering

(1)	The amounts in bonus column represent the cash equivalent of a non-cash fiscal 2010 third quarter-end bonus of paid time off granted to the executives and Mr. Walther’s sign-on bonus of $30,000 and MBO bonus of $84,376.
(2)	Amounts reflect the aggregate grant date fair value of option awarded during the fiscal year computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to note 9 to the consolidated financial statements contained in our 2010 Annual Report on Form 10-K filed on June 14, 2010. These amounts do not correspond to actual value that may be realized by the Named Executive Officers.
(3)	Under the Fiscal Year 2010 Executive Incentive Compensation Plan, our chief executive officer was eligible to receive a cash bonus of 85% of his base salary and all other participating executives who did not receive sales commissions were eligible to receive a cash bonus of 30% of his or her base salary based on achievement of financial targets relating to our revenue and operating results for fiscal 2010. Since the performance objectives were not achieved, no payment was made to the executives under the FY2010 Executive Incentive Compensation Plan. Please see “Cash Bonuses” under “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2010 cash bonuses.
(4)

Amounts represent total performance-based bonuses earned for services rendered during fiscal 2009 under our Fiscal Year 2009 Executive Incentive Compensation Plan, in which all executives who did not receive sales commissions were eligible to participate. Under the Fiscal Year 2009 Executive Incentive Compensation Plan, our chief executive officer was eligible to receive a cash bonus of 100% of his base salary and all other participating executives were eligible to receive a cash bonus of 40% of his or her base salary based on achievement of financial targets relating to our revenue and operating results for fiscal 2009.

Bonuses earned in fiscal 2009 were paid in fiscal 2010. Please see “Cash Bonuses” under “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2009 cash bonuses.
(5)	Amounts represent total performance-based bonuses earned for services rendered during fiscal 2008 under our Fiscal Year 2008 Executive Incentive Compensation Plan, in which all executives who did not receive sales commissions were eligible to participate. Under the Fiscal Year 2008 Executive Incentive Compensation Plan, our chief executive officer was eligible to receive a cash bonus of 100% of his base salary and all other participating executives were eligible to receive a cash bonus of 35% of his or her base salary based on achievement of financial targets relating to our revenue and operating results for fiscal 2008. Bonuses earned in fiscal 2008 were paid in fiscal 2009.
(6)	Includes $160,910 in commissions and bonus earned by Mr. Weigel in fiscal 2010, of which approximately $112,300 was paid in fiscal 2010 and the remainder was paid in fiscal 2011. Please see “Cash Bonuses” under “Compensation Discussion and Analysis” above for additional information regarding Mr. Weigel’s commission compensation arrangement.
(7)	Represents amounts paid for life insurance for the executive and the executive’s family members.
(8)	Mr. Weigel was promoted to Vice Present of Worldwide Sales in first quarter of fiscal 2010.
(9)	Mr. Walther joined 3PAR in second quarter of fiscal 2010.
(10)	Mr. Slocum joined 3PAR in first quarter of fiscal 2010.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of our Named Executive Officers during the fiscal year ended March 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
David C. Scott
Stock Award	6/1/2009	—	59,000	—	—	552,240
Option Award	6/1/2009	—	—	127,000	9.36	541,649

Adriel G. Lares
Stock Award	6/1/2009	—	20,000	—	—	280,800
Option Award	6/1/2009	—	—	60,000	9.36	255,897

Randall J. Weigel
Stock Award	5/8/2009	—	10,000	—	—	84,700
Option Award	5/8/2009	—	—	165,000	8.47	632,305

Russell Walther
Stock Award	8/6/2009	—	20,000	—	—	188,200
Option Award	8/6/2010		—	200,000	9.41	850,990

Peter Slocum
Stock Award	8/6/2009	—	20,000	—	—	188,200
Option Award	5/8/2009	—	—	200,000	8.47	766,430

(1)	There were no payments under our Fiscal Year 2010 Executive Incentive Compensation Plan because the performance objectives for fiscal 2010 were not met. Please see “Cash Bonuses” under “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2010 cash bonuses.
(2)	The restricted stock units vest over four years with 25% of the grant vesting annually on each anniversary of the grant date subject to the executive’s continued service to us.

(3)	The stock option was granted under our 2007 Stock Plan. The option has a maximum term of ten years measured from the grant date, subject to earlier termination upon the officer’s cessation of service with us. Options are exercisable in 25% annual increments beginning one year after the grant date.
(4)	The exercise price was determined based on the closing price of our Common Stock on the grant date.
(5)	Amounts reflect the aggregate grant date fair value of stock options granted in fiscal 2010, calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 9 of Notes to Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value of our stock options.

Outstanding Equity Awards At Fiscal Year-End

The following table presents certain information concerning equity awards held by our Named Executive Officers at the end of the fiscal year ended March 31, 2010.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)Exercisable		Number of Securities Underlying Unexercised Options (#)Unexercisable (1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
David C. Scott	4/1/2005	397,196	(3)	—	0.46	4/1/2015
	7/26/2007	169,999	(4)	—	11.20	7/26/2017
	7/21/2008	—		—	—		30,000	(5)	300,000
	8/5/2008	36,250		108,750	8.96	8/5/2018
	6/1/2009	—		127,000	9.36	6/1/2019
	6/1/2009	—		—	—		59,000	(6)	590,000

Adriel G. Lares	11/17/2005	80,000	(3)	—	0.58	11/17/2015
	7/26/2007	82,499	(7)	—	11.20	7/26/2017
	7/21/2008	—		—	—		20,000	(5)	200,000
	8/5/2008	15,000		45,000	8.96	8/5/2018
	6/1/2009	—		60,000	9.36	6/1/2019
	6/1/2009	—		—	—		30,000	(6)	300,000

Randall J. Weigel	7/26/2007	124,999	(8)	—	11.20	7/26/2017
	5/30/2008	10,000		30,000	8.86	5/30/2018
	7/21/2008	—		—	—		5,000	(5)	50,000
	5/8/2009	—		165,000	8.47	5/8/2019
	5/8/2009	—		—	—		10,000	(5)	100,000

Russell Walther	8/6/2009	—		200,000	9.41	8/6/2019
	8/6/2009	—		—	—		20,000	(6)	200,000

Peter Slocum	5/8/2009	—		200,000	8.47	5/8/2019
	8/6/2009	—		—	—		20,000	(6)	200,000

(1)	The option is not subject to an early exercise provision. The option vests at the rate of 1/4th of the total number of shares subject to the option each year beginning with the first anniversary of the grant subject to the Names Executive’s continued service to us.
(2)	The values shown in this column are equal to the market value of $10.00, the closing price of our Common Stock on March 31, 2010 as reported by the NYSE, multiplied by the number of shares.
(3)	All of the shares subject to the option are fully vested as of March 31, 2010.

(4)

The option is subject to an early exercise provision and is immediately exercisable. The option vests at the rate of 1/48th of the total number of shares subject to the option each month beginning with the one-month anniversary of the grant. As of March 31, 2010, 113,333 shares were fully vested and 56,666 shares will vest ratably over the remainder of the vesting period, subject to Mr. Scott’s continued service to us.

(5)	Restricted stock units vest in full on the fourth anniversary of the grant date subject to the executive’s continued service to us.
(6)	The restricted stock units vest over four years with 25% of the grant vesting annually on each anniversary of the grant date subject to the executive’s continued service to us.
(7)

The option is subject to an early exercise provision and is immediately exercisable. The option vests at the rate of 1/48th of the total number of shares subject to the option each month beginning with the one-month anniversary of the grant. As of March 31, 2010, 54,999 shares were fully vested and 27,500 shares will vest ratably over the remainder of the vesting period, subject to Mr. Lares’ continued service to us.

(8)

The option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option became vested on July 26, 2008 and 1/48th of the total number of shares subject to the option vest each month thereafter. As of March 31, 2010, 83,332 shares were fully vested and 41,667 shares will vest ratably over the remainder of the vesting period, subject to Mr. Weigel’s continued service to us.

Option Exercises and Stock Vested

There was no vesting of stock awards and no Named Executive Officers exercised options during the fiscal year ended March 31, 2010.

Employment Agreements and Offer Letters

David C. Scott

In July 2007, we entered into an employment agreement with David C. Scott, our president and chief executive officer, superseding a prior employment agreement. Under the employment agreement, we employ Mr. Scott on an at-will basis with no specified term for a base salary that was initially set at $350,000. The compensation committee has since increased Mr. Scott’s base salary to $415,000 effective June 1, 2010 and will continue to review it on an annual basis for potential adjustments.

In the event that within 18 months following a change of control, Mr. Scott is involuntarily terminated (other than for cause, death or disability) or he terminates voluntarily for good reason, we have agreed that Mr. Scott will be entitled to receive (i) a lump sump payment equal to 300% of his base salary, payable within 30 days of termination and (ii) continued health, dental, vision and life insurance benefits at the same level of coverage and with the same relative ratio of premium payment by us and Mr. Scott as existed while he was employed with us. The obligation to provide continued benefits to Mr. Scott will continue until the earlier of one year from the date of termination or such time as Mr. Scott has become covered under another employer’s plans with comparable coverage. In addition, any unvested stock options, restricted stock or other unvested equity incentives held by Mr. Scott will become immediately vested upon such a termination.

In addition, Mr. Scott will receive equivalent cash severance and insurance benefits to those described above in the event of a termination of employment resulting from Mr. Scott’s death or disability, an involuntary termination of his employment by us other than for cause outside of the change of control period, or a voluntary termination by Mr. Scott for good reason outside the change of control period. In the event of such a termination, Mr. Scott will also receive one year’s accelerated vesting credit with respect to any unvested stock options, restricted stock or other equity incentives.

Payment of the benefits described above is also subject to Mr. Scott’s executing and not revoking a standard release of any claims against us and his complying with certain non-solicitation obligations in his employment agreement.

Adriel G. Lares

We are a party to an offer letter dated November 5, 2001 with Adriel G. Lares, currently our chief financial officer. At the time the offer letter was entered, Mr. Lares was hired as our director of finance. Under the offer letter, Mr. Lares’ employment is at-will with no specified term. We initially agreed to pay Mr. Lares a base salary of $120,000, which was increased to $210,000 during fiscal 2008, $220,000 during fiscal 2009 and $260,000 effective June 1, 2010. Pursuant to the offer letter, we granted Mr. Lares an initial option to purchase 12,500 shares of our Common Stock.

Randall J. Weigel

We are a party to a promotion letter dated May 1, 2009 with Randy Weigel, currently our vice president of worldwide sales. Under the promotion letter, Mr. Weigel’s employment is at-will with no specified term. We initially agreed to pay Mr. Weigel a base salary of $240,000, which was increased to $250,000 effective June 1, 2010. In the letter, we also established his initial incentive base for fiscal 2010. Pursuant to the promotion letter, Mr. Weigel received restricted stock units with respect to 10,000 shares of our Common Stock and was also granted an option to purchase 165,000 shares of our Common Stock.

Russell Walther

We are a party to an offer letter dated July 27, 2009 with Russell Walther, our vice president of customer services. Under the offer letter, Mr. Walther’s employment is at-will with no specified term. We initially agreed to pay Mr. Walther a base salary of $250,000, which was increased to $260,000 effective June 1, 2010. In the letter, we also established his sign-in bonus and his initial incentive base for fiscal 2010. Pursuant to the offer letter, Mr. Walther received restricted stock units with respect to 20,000 shares of our Common Stock and was also granted an option to purchase 200,000 shares of our Common Stock.

Peter Slocum

We are a party to an offer letter dated April 15, 2009 with Peter Slocum, our vice president of engineering. Under the offer letter, Mr. Slocum’s employment is at-will with no specified term. We initially agreed to pay Mr. Slocum a base salary of $230,000. Pursuant to the offer letter, Mr. Weigel was granted an option to purchase 200,000 shares of our Common Stock.

Potential Payments on Termination or Change of Control

In March 2001, we adopted a change of control policy for current and future vice presidents. Pursuant to this policy, we have entered into management retention agreements with each of our current vice presidents. These agreements are described under “Compensation Discussion and Analysis—Severance and Termination Compensation” above. In addition, the tables below describe the payments and benefits our Named Executive Officers would be entitled to receive under these management retention agreements and under Mr. Scott’s employment agreement assuming that their employment was terminated on March 31, 2010.

Chief Executive Officer

	Termination Within 18 Months Following a Change of Control (1)			Termination in the Absence of a Change of Control (2)
Name	Equity Acceleration ($) (3)	Salary ($) (4)	Insurance Benefits ($) (5)	Equity Acceleration ($) (6)	Salary ($) (4)	Insurance Benefits ($) (5)
David C. Scott	3,814,160	1,076,250	15,544	1,104,998	1,076,250	15,544

(1)	Includes involuntary termination (other than for cause, death or disability) or voluntary termination for good reason.

(2)	Includes involuntary termination (other than for cause), voluntary termination for good reason, or termination due to death or disability.
(3)	The amount shown in this column is equal to all unvested stock options and restricted stock held by Mr. Scott on March 31, 2010 multiplied by the closing sales price of our Common Stock of $10.00 on March 31, 2010 as reported by the NYSE. The vesting of all then-unvested stock options and restricted stock or other unvested equity incentives held by Mr. Scott immediately accelerates upon termination of his employment within eighteen months following a change of control under the circumstances included in the table above.
(4)	The amount shown in this column is equal to 300% of Mr. Scott’s base salary at March 31, 2010.
(5)	The amount shown in this column is equal to our payments for continued health, dental, vision and life insurance benefits for a period of one year.
(6)	The amount shown in this column is equal to all unvested stock options and restricted stock held by Mr. Scott on March 31, 2010 that would otherwise vest over the twelve months following the termination of his employment multiplied by the closing sales price of our Common Stock of $10.00 on March 31, 2010 as reported by the NYSE. The vesting of all stock options, restricted stock or other unvested equity incentives held by Mr. Scott that would otherwise vest over the following 12 months immediately accelerates upon termination of his employment other than within 18 months following a change of control under the circumstances included in the table above.

Other Named Executive Officers

	Termination Within 12 Months Following a Change of Control (1)
Name	Equity Acceleration ($) (2)	Salary ($) (3)	Insurance Benefits ($) (4)
Adriel G. Lares	$912,500	$110,000	$5,304
Randall J. Weigel	1,258,335	120,000	15,250
Russell Walther	1,100,010	125,000	12,943
Peter Slocum	1,100,010	115,000	15,299

(1)	Includes involuntary termination (other than for cause, death or disability) or voluntary termination for good reason. The management retention agreements do not provide for any payment, equity acceleration or insurance benefits in connection with a termination that occurs other than within twelve months following a change of control.
(2)	The amounts shown in this column are equal to 50% of the unvested portion of all stock options and restricted stock held by the executive officer on March 31, 2010 multiplied by the closing sales price of our Common Stock of $10.00 on March 31, 2010 as reported by the NYSE. The vesting of 50% of all then-unvested stock options, restricted stock or other unvested equity incentives held by the executive officer accelerates upon termination of his or her employment under the circumstances included in the table above.
(3)	The amounts shown in this column are equal to 50% of the executive officer’s base salary at March 31, 2010.
(4)	The amounts shown in this column are equal to our payments for continued health, dental, vision and life insurance benefits for a period of one year.

In addition to the benefits described above, our 1999 Stock Plan, 2000 Management Stock Option Plan and 2007 Equity Incentive Plan provide for the acceleration of vesting of awards in certain circumstances in connection with or following a change of control of our company.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to our employees and directors, as well as the number of shares of Common Stock remaining available for future issuance, under our equity compensation plans as of March 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders:	10,653,641		$6.80	13,563,170	(1)(2)(3)
Equity compensation plans not approved by security holders	25,000	(4)	$0.02	—

Total	10,678,641		$6.79	13,563,170

(1)	Amount includes 3,105,503 shares available for future issuance under our Employee Stock Purchase Plan and 10,457,667 shares available for future issuance under our 2007 Equity Incentive Plan.
(2)	Our 2007 Equity Incentive Plan incorporates an evergreen formula pursuant to which on April 1 of each year the aggregate number of shares reserved for issuance under the 2007 Equity Incentive Plan will increase by a number of shares equal to the lesser of (A) 5,000,000 shares, (B) 5% of the outstanding shares on the last day of the immediately preceding fiscal year, or (C) such number of shares determined by our board of directors.
(3)	Our Employee Stock Purchase Plan incorporates an evergreen formula pursuant to which on April 1 of each year the aggregate number of shares reserved for issuance under the Employee Stock Purchase Plan will increase by a number of shares equal to the lesser of (A) 1,550,000 shares, (B) 2% of the outstanding shares on the last day of the immediately preceding fiscal year, or (C) an amount determined by the administrator.
(4)	In November 2003, we issued an option to purchase 25,000 shares of Common Stock at an exercise price of $0.02 per share to a technology partner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock, as of June 30, 2010, for the following:

•	Each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our Common Stock;

•	Each of our non-employee directors;

•	Each of our Named Executive Officers; and

•	All of our current directors and executive officers as a group.

Except as indicated by footnote, the address of the beneficial owners is c/o 3PAR Inc., 4209 Technology Drive, Fremont, California, 94538. Information related to holders of more than 5% of our Common Stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent (1)
5% Stockholders:
Entities affiliated with Mayfield Fund (2)	2,992,752	4.8%
Entities affiliated with Menlo Ventures (3)	9,371,361	15.0%
Entities affiliated with Worldview Technology Partners (4)	8,382,058	13.4%
FMR LLC (5)	7,643,890	12.2%

Directors and Named Executive Officers:
David C. Scott (6)	2,923,468	4.6%
Adriel G. Lares (7)	316,278	*
Randall J. Weigel (8)	186,145	*
Russell Walther (9)	55,000	*
Peter Slocum (9)	55,000	*
Michael Clair	—	—
Kevin Fong (10)	51,543	*
Mark A. Jung (11)	64,980	*
Christopher B. Paisley (12)	77,730	*
Michael J. Sheridan (13)	45,313	*
Mark A. Siegel (3)(14)	9,405,737	15.0%
Stephen Smith	—	—
James Wei (4)(14)	8,416,434	13.4%
All directors and executive officers as a group (20 persons) (15)	25,205,274	38.33%

*	Less than 1%
(1)	The number of shares of Common Stock outstanding used in calculating the percentage for each listed person or entity is based on 62,569,252 shares of Common Stock outstanding on June 30, 2010. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days of June 30, 2010, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.
(2)

Includes 2,992,752 shares held of record by Mayfield XI Qualified, a Delaware limited partnership (“MF XI Q”), 2,606,961 shares held of record by Mayfield IX, a Delaware limited partnership (“MF IX”), 214,259 shares held of record by Mayfield Principals Fund II, a Delaware L.L.C. (“MF PF II”), 186,615 shares held of record by Mayfield XI, a Delaware limited partnership (“MF XI”), 137,208 shares held of record by

Mayfield Associates Fund IV, a Delaware limited partnership (“MF AF IV”) and 62,205 shares held of record by Mayfield Associates Fund VI, a Delaware limited partnership (“MF AF VI”). A. Grant Heidrich, III, William D. Unger, Wendell G. Van Auken, III, Yogen K. Dalal and F. Gibson Myers, Jr. are Managing Members of, and Allen L. Morgan is a Non-Managing Member of Mayfield IX Management, L.L.C., which is the general partner of MF IX and MF AF IV. Yogen K. Dalal, David J. Ladd, Allen L. Morgan, Robert T. Vasan and Janice M. Roberts are Managing Directors of Mayfield XI Management, L.L.C., which is the general partner of MF XI Q, MF XI and MF AF VI and the sole Managing Director of MF PF II. Messrs. Ladd, Morgan and Vasan are limited partners of MF AF IV. The individuals listed herein may be deemed to have shares voting and dispositive power over the shares which are, or may be, deemed to be beneficially owned by MF XI Q, MF IX, MF PF II, MF XI, MF AF IV and MF AF VI, but disclaim such beneficial ownership. Information with respect to the number of shares beneficially owned is based solely on information contained in a Form 4 filed with the SEC by Mayfield Fund on March 1, 2010. The address of the entities affiliated with Mayfield Fund is 2800 Sand Hill Road, Suite 250, Menlo Park, California 94025.

(3)	Includes 8,877,767 shares held of record by Menlo Ventures IX, L.P., 292,965 shares held of record by Menlo Entrepreneurs Fund IX, L.P., 164,055 shares held of record by MMEF IX, L.P., 36,574 shares held of record by Menlo Entrepreneurs Fund IX (A), L.P. Mr. Siegel, a director of 3PAR, H. DuBose Montgomery, John W. Jarve, Douglas C. Carlisle, Sonja H. Perkins, Kenneth H. Calhoun, Arvind Purushotham, Pravin A. Vazirani and Shawn T. Carolan are Managing Members of MV Management IX, L.L.C. which is the General Partner of Menlo Ventures IX, L.P., Menlo Entrepreneurs Fund IX, L.P., Menlo Entrepreneurs Fund IX (A), L.P. and MMEF IX, L.P. The Managing Members exercise voting and investment power over these securities, and disclaim beneficial ownership of the shares which disclaimer does not affect their respective proportionate pecuniary interests therein. The address of the entities affiliated with Menlo Ventures is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, California 94025.
(4)	Includes 3,493,387 shares held of record by Worldview Technology Partners II, L.P. (“WTP II”), 3,138,019 shares held of record by Worldview Technology Partners IV, L.P. (“WTP IV”), 1,069,404 shares held of record by Worldview Technology International II, L.P. (“WTI II”), 509,804 shares held of record by Worldview Technology International IV, L.P. (“WTI IV”), 148,289 shares held of record by Worldview Strategic Partners II, L.P. (“WSP II”), 23,155 shares held of record by Worldview Strategic Partners IV, L.P. (“WSP IV”). Mr. Wei, Mike Orsak and Susumu Tanaka are managing members and have certain voting rights in Worldview Equity I, L.L.C. which is the General Partner of Worldview Capital II, L.P., which is the General Partner of WTP II, WTI II and WSP II. Worldview Equity I, L.L.C is also the General Partner of Worldview Capital IV, L.P., which is the General Partner of WTI IV and WSP IV. Messrs. Wei, Orsak and Tanaka may be deemed to have shared voting and dispositive power over the shares which are owned by WTP II, WTP IV, WTI II, WTI IV, WSP II and WSP IV, but disclaim beneficial ownership which disclaimer does not affect their pecuniary interest. Information with respect to the number of shares beneficially owned is based solely on information contained in a Schedule 13G/A filed with the SEC by Worldwide Technology Partners on February 11, 2010. The address of the entities affiliated with Worldview Technology Partners is 2207 Bridgepointe Parkway, Suite 100, San Mateo, California 94404.
(5)	Based solely on Schedule 13G filed on February 10, 2010, FMR LLC was the beneficial owner of 7,643,890 shares of our Common Stock. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(6)	Consists of 2,185,841 shares held of record by Mr. Scott and his wife as trustees of the David & Leyla Scott Revocable Living Trust dated March 26, 2007, 66,182 shares held of record by the Scott Family Irrevocable Trust dated March 26, 2007, and options to purchase 671,445 shares of Common Stock that are exercisable within 60 days of June 30, 2010, 632,487 of which are vested.
(7)	Consists of 108,779 shares held of record by Mr. Lares and options to purchase 207,499 shares of Common Stock that are exercisable within 60 days of June 30, 2010, 188,593 of which are vested.
(8)	Consists of 3,750 shares held of record by Mr. Weigel and options to purchase 186,249 shares of Common Stock that are exercisable within 60 days of June 30, 2010, 152,395 of which are vested.
(9)	Consists of options to purchase 50,000 shares of Common Stock that are exercisable within 60 days of June 30, 2010 and 5,000 restricted stock units that are issuable upon vesting within 60 days of June 30, 2010.

(10)	Consists of options to purchase 51,543 shares of Common Stock that are exercisable within 60 days of June 30, 2010.
(11)	Consists of options to purchase 64,980 shares of Common Stock that are exercisable within 60 days of June 30, 2010
(12)	Consists of options to purchase 77,730 shares of Common Stock that are exercisable within 60 days of June 30, 2010.
(13)	Consists of options to purchase 45,313 shares of Common Stock that are exercisable within 60 days of June 30, 2010.
(14)	Also includes options to purchase 34,376 shares of Common Stock that are exercisable within 60 days of June 30, 2010.
(15)	Consists of 22,275,630 shares held of record and options to purchase 2,929,644 shares of Common Stock that are exercisable within 60 days of June 30, 2010, 2,764,540 of which are vested.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the audit committee of the board of directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The audit committee of the board of directors is composed of three independent directors appointed by the board of directors, each of whom is independent under the applicable rules of the NYSE. The members of the audit committee serving as of the end of fiscal 2010 were Christopher Paisley, Michael Sheridan, and Mark Jung, with Mr. Paisley serving as the chairperson of the audit committee. Mr. Wei also served on the audit committee during fiscal 2010 until his resignation therefrom on May 1, 2009, at which time Mr. Jung joined the committee. The audit committee operates under a written charter. A copy of the charter of our audit committee is available on our website located at www.3PAR.com.

In accordance with its charter, the primary purpose of the audit committee is to assist the board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including reviewing the financial reports and other financial information provided by us to any governmental or regulatory body, the public or other users thereof, our systems of internal accounting and financial controls, the annual independent audit of our financial statements and our legal compliance and ethics programs as established by management and the board of directors.

The audit committee does not conduct auditing reviews or procedures. The audit committee relies on management’s representation that our financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America.

Consistent with policies adopted by the SEC regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and terminating the services of our independent registered public accounting firm. The audit committee reviews reports and provides guidance to our independent registered public accounting firm with respect to its annual audit and approves all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. In connection with the standards for independence of external auditors promulgated by the SEC, during the 2011 fiscal year, the audit committee will consider, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the independent registered public accounting firm.

The audit committee received from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the firm’s independence consistent with Independence Standards Board Standard No. 1 “Independence Discussion with Audit Committees,” and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the firm’s independence. The audit committee also discussed with management and the independent registered public accounting firm the quality and adequacy of our internal controls and responsibilities, budget and staffing. The audit committee also reviewed with the independent registered public accounting firm its audit plan, audit scope and identification of audit risks.

The audit committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in the Statement on Auditing Standards No. 61, as amended, “Communications with audit committee” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The audit committee reviewed and discussed our audited financial statements for fiscal 2010 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above review and discussions with management and the independent registered public accounting firm, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 for filing with the Securities and Exchange Commission. The audit committee also recommended the reappointment, subject to stockholder approval, of the independent registered public accounting firm, and the board of directors concurred in such recommendation.

Respectfully submitted by:

THE AUDIT COMMITTEE

Christopher Paisley (Chairperson)

Michael Sheridan

Mark Jung

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

We were not a party to any related party transactions during fiscal 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that we received from such persons for their 2010 fiscal year transactions, and the written representations received from certain of such persons that no reports were required to be filed for them for the 2010 fiscal year, we are aware of the following late Section 16(a) filings: a late Form 4 reporting a sale transaction was filed for Mrs. Robinson in May 2009; a late Form 3 reporting initial beneficial ownership and a late Form 4 reporting initial equity grants were filed for Mr. Walther in September 2009; and a late Form 4 reporting annual refresh equity grants was filed for each of Messrs. Fong, Jung, Paisley, Siegel, Sheridan, and Wei in September 2009.

OTHER MATTERS

We are not aware of any other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS OF 3PAR INC.

Dated July 29, 2010

3 PAR

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004

C123456789

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 9, 2010.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/PAR

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Class III Directors:

For Withhold

02 - David C. Scott*

For Withhold

03 - Michael J. Sheridan*

For Withhold

+

*Each to serve until 2013.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of 3PAR Inc. for the fiscal year ending March 31, 2011.

For Against Abstain

Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890

J N T

3 2 C V

0 2 6 1 8 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — 3PAR INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, September 9, 2010, 10:00 a.m. local time 4209 Technology Drive Fremont, CA 94538

This proxy is solicited on behalf of the board of directors for use at the annual meeting of stockholders on September 9, 2010.

The undersigned stockholder of 3PAR Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and ProxyStatement, each dated July 29, 2010, and hereby appoints David C. Scott and Adriel G. Lares, and each of them, proxies and attorneys in fact, with full power toeach of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of 3PAR Inc.to be held on September 9, 2010 at 10:00 a.m. local time at our headquarters, located at 4209 Technology Drive, Fremont, California 94538, and at anyadjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personallypresent on the matters set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE PROPOSALS IDENTIFIED ABOVE. WHEN PROPERLYEXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THISPROXY WILL BE VOTED: FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLPAS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND AS THE PROXY HOLDER MAY DETERMINE IN HISDISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournmentsor postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.